Exhibit 10.6

Business Consultation Agreement
For Human Resources Consultation
Between
ACF Industries LLC
And
American Railcar Industries, Inc.
Dated
April 1, 2005
     This agreement as of April 1, 2005, is made BETWEEN ACF Industries LLC, whose address is 101 Clark Street, St. Charles, Missouri 63301 (referred to as the “Consultant”), AND American Railcar Industries, Inc. whose address is 100 Clark Street, St. Charles, Missouri 63301 (referred to as the “Company”).
     1. Consultation Services. The Company hereby employs the Consultant to perform the following services in accordance with the terms and conditions set forth in this agreement:
     The Consultant will consult with and advise the Company, on a non-exclusive basis, regarding the following matters:
          a. Labor litigation support and labor relations support and consultation, and labor contract interpretation and negotiation services.
     Gary Rager shall have primary responsibility for providing the services. He may involve Consultant’s other staff as necessary.
     2. Term of Agreement. This agreement will begin April 1, 2005 and will end March 31, 2015. Either party may cancel this agreement on 30 days prior written notice to the other party in writing, by certified mail or personal delivery.
     3. Time Devoted by Consultant. It is anticipated that the Consultant will spend approximately 20 hours per week in fulfilling its obligations under this contract. The particular amount of time may vary from day to day or week to week.
     4. Place Where Services Will Be Rendered. The Consultant will perform most services in accordance with this contract at 100 Clark Street, St. Charles, Missouri. In addition, the Consultant will perform services on the telephone and at such other places as designated by the Company to perform these services in accordance with this agreement.
     5. Payment to Consultant.
     The Company will pay the Consultant the sum of one hundred fifty Dollars ($150.00) per hour payable monthly on or before the 15th day of each month. The Consultant will also be paid for extraordinary traveling and living expenses if travel is required by the Company.
     6. Independent Contractor. Both the Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the Consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the Consultant’s activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fees as required.
     7. Confidential Information. The Consultant agrees that any information received by the Consultant during any furtherance of the Consultant’s obligations in accordance with this contract which concerns the personal, financial or other affairs of the company will be treated by the Consultant in full confidence and will not be revealed to any other persons, firms or organizations.
     8. Employment of Others. The Company may from time to time request that the Consultant arrange for the services of others. All costs to the Consultant for those services will be paid by the Company but in no event shall the Consultant employ others without the prior authorization of the Company.
ACF Industries LLC

By:	/s/ Mark A. Crinnion
Title:	Vice President
American Railcar Industries, Inc

By:	/s/ James J. Unger
Title:	President